EXHIBIT 99.1

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

HeRO® Graft is Standard of Care to Establish Permanent Access for Catheter Dependent Hemodialysis Patients

Leverages CryoLife's Cardiovascular Sales Force to Accelerate HeRO Graft Growth in $250+ Million Worldwide Market Opportunity

Conference Call Scheduled for 11:00 am ET

ATLANTA, May 15, 2012 /PRNewswire/ -- CryoLife, Inc. (NYSE: CRY), a leading tissue processing and medical device company focused on cardiac and vascular surgery, announced today that it has signed a definitive agreement to acquire Hemosphere, Inc., a privately-held medical device company that has developed and markets the HeRO (Hemodialysis Reliable Outflow) Graft. The HeRO Graft is a proprietary graft-based solution for end-stage renal disease (ESRD) hemodialysis patients with limited access options and central venous obstruction.

Under terms of the agreement, CryoLife will acquire Hemosphere for $17.0 million in cash, plus potential revenue milestone-based payments of up to $4.5 million. CryoLife intends to use cash on hand to finance the transaction, which is expected to close in May. The transaction is subject to customary closing conditions. Hemosphere's revenues were $5.3 million and gross margins were 65.6 percent for the full year 2011.

Steven G. Anderson, president and chief executive officer of CryoLife, said, "The acquisition of Hemosphere significantly advances our strategic initiative to reposition CryoLife's product portfolio with higher growth, higher margin medical devices for cardiac and vascular surgery. We believe there is a significant opportunity for our sales team to leverage their strong relationships with vascular surgeons, many of whom already use our preserved human veins and arteries to provide arteriovenous (AV) access for ESRD patients, to introduce and to expand utilization of the HeRO Graft in the U.S. In addition, we believe that potential product enhancements and international sales represent incremental HeRO Graft growth opportunities."

Strategic and Financial Benefits of the Transaction

•	Provides entry into a growing $250+ million worldwide market with a patent-protected, high margin medical device

•	Leverages CryoLife's 28-person cardiovascular sales team to expand the HeRO Graft's geographical availability and accelerate its growth in the U.S.

•	Adds a product complementary to CryoLife's CryoVein and CryoArtery preserved human tissues, which are used as an AV graft for ESRD hemodialysis patients

•	Additional growth opportunity for HeRO Graft outside of the U.S. through CryoLife's international direct and distribution sales and marketing infrastructure

•	Opportunity to utilize CryoLife's established clinical, regulatory, and research and development teams to expand HeRO Graft product enhancement opportunities

Patrick J. Wethington, President and CEO of Hemosphere, commented, "The HeRO Graft has been clinically proven to reduce bacteremia rates by 69% as compared to patients with tunneled dialysis catheters. With over 5,000 HeRO kits sold and nearly 100 clinical publications and presentations, we believe CryoLife's established corporate infrastructure and resources will be beneficial in expanding patient access and further enhancing the HeRO Graft system."

About the HeRO Graft

The HeRO Graft received its initial FDA 510(k) clearance in 2008 and CE Mark approval in 2011. It is indicated for catheter dependent ESRD patients on long-term hemodialysis who have exhausted all other access options, such as AV fistulas and grafts (AVFs and AVGs). Prior to the introduction of the HeRO Graft, the only option for these patients was access through percutaneous tunneled dialysis catheters (TDCs), which are higher cost, have high infection rates, limit a patient's lifestyle, and foster central venous stenosis, or narrowing. The HeRO Graft overcomes the limitations of TDCs by providing a completely subcutaneous graft that functions like a regular access graft during dialysis and provides superior blood flow and a 69 percent reduction in bacteremia (bacteria in the blood) compared with TDCs. HeRO is the only subcutaneous AV access solution clinically proven to maintain long-term access for hemodialysis patients with central venous stenosis.

The HeRO Graft has been implanted in more than 5,000 patients to date and is supported by nearly 100 published clinical studies and presentations. The product has established and expanding reimbursement rates in the U.S., with reimbursement codes that are endorsed by the Society for Vascular Surgery and the American Medical Association. Hemosphere has 6 issued patents on the product in the U.S., Europe and Japan and 12 patents pending.

Mr. Anderson added, "The HeRO Graft is a unique solution for hemodialysis patients that have blocked or damaged central veins that require a permanent alternative access. Patients benefit from a lower infection rate and enhanced hemodialysis as compared to TDCs, which cross the skin. Once implanted, the device is easily accessed similar to conventional grafts. Use of the HeRO Graft has been shown to decrease ancillary procedure costs associated with TDCs and leads to fewer infections. This is positive for patients, providers and payors, particularly in light of Medicare's recent adjustment to the dialysis payment system that bundles the payment for dialysis treatment with payments for drugs and lab services utilized to diagnose and treat infections. The intention of this adjustment is to incentivize providers to reduce infections, which are costly to the healthcare system and can be fatal to patients, and the HeRO Graft can clearly help achieve this goal."

The HeRO Graft will be featured at CryoLife's booth (#518) at the 2012 annual meeting of the Society for Vascular Surgery (SVS), June 7-9, 2012 at the Gaylord National Resort & Convention Center, National Harbor, MD (located just outside Washington, D.C.).

Financial Guidance

D. Ashley Lee, executive vice president, chief financial officer and chief operating officer of CryoLife, commented, "The addition of the HeRO Graft is directly in line with our acquisition strategy to further leverage our sales and marketing infrastructure and provide another growth opportunity for our products segment. In 2012 we will be focused on integrating the business and collaborating with the Hemosphere team to train our sales reps on the HeRO Graft. While we will benefit from the addition of Hemosphere's existing business this year, we anticipate that our sales force will begin driving a meaningful acceleration of HeRO Graft growth beginning in 2013."

Assuming the transaction closes in May as anticipated, the Company expects revenues of between $2.5 million and $3.5 million for the Hemosphere product line in 2012. The Company expects to incur between $0.09 and $0.10 per share in charges in 2012 related to the acquisition of Hemosphere, which includes non-recurring transaction and integration charges of between $0.06 and $0.08 per share, with between $0.04 and $0.05 per share of those estimated transaction and integration charges to occur during the second quarter. The Company anticipates that the transaction will be slightly dilutive to earnings to break even for 2013. The above per share charges assume a 35 percent income tax rate. However, due to the non-deductibility of certain transaction expenses, the Company expects its income tax rate in the second quarter of 2012 to be higher than 35 percent.

Presentation Slides, Conference Call and Web Cast

CryoLife will hold a teleconference call and live webcast with a slide presentation today at 11:00 a.m. Eastern Time (ET) to discuss the transaction, hosted by Steven G. Anderson, president and chief executive officer of CryoLife. The conference call will include presentation slides that will be posted on the CryoLife website at www.cryolife.com. To download and view the slide presentation, go to the Investor Relations section of the CryoLife website. The presentation will be posted under the webcast link prior to the start of the conference call.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 11:00 a.m. (ET). A replay of the teleconference will be available May 15 through June 1 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415. The account number for the replay is 244 and the conference number is 394412.

The teleconference replay, as well as a PDF of the slide presentation, can be accessed by going to the Investor Relations section of the CryoLife website at www.cryolife.com and selecting the heading "Webcasts & Presentations."

About Hemosphere

Hemosphere, Inc. is leading innovation and collaboration in the global development and commercialization of technologies that revolutionize care and restore quality of life for end-stage renal disease patients with compromised vasculature. William Blair & Company, LLC and Oppenheimer Wolff & Donnelly LLP, advised and represented Hemosphere on the transaction. For more information on Hemosphere, Inc. and the HeRO Graft, visit the company's website at www.hemosphere.com.

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S., certain countries in Europa, and Canada. CryoLife's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves. CryoLife's CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia. CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch. CryoLife's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections. Additional marketing approvals for BioGlue have been granted in several other countries throughout the world. CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of cardiovascular disease and the sale of devices that treat severe angina. Its market leading FDA-approved Holmium: YAG laser system and single use fiber-optic delivery systems are used to perform a surgical procedure known as Transmyocardial Revascularization (TMR). CryoLife distributes PerClot®, an absorbable powder hemostat, in the European Community. CryoLife's BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include those regarding the $250+ million worldwide market opportunity for HeRO Graft, our intention to use cash on hand to finance the transaction with Hemosphere, the expectation that the transaction will close in May 2012, the belief that HeRO Graft will be a higher growth and higher margin product, the opportunity for our sales team to leverage their relationships with vascular surgeons to expand HeRO Graft's geographic availability and accelerate its growth in the U.S., incremental HeRO Graft growth opportunities represented by potential product enhancements and international sales, the additional growth opportunity for HeRO Graft outside the U.S. through CryoLife's international direct and distribution sales and marketing infrastructure, the product's expanding reimbursement rates in the U.S., the medical benefits associated with HeRO Graft, including the reduction of infections, our plans, estimated timing and expected benefits related to the integration of HeRO Graft sales into our business, our estimate that we will benefit from the addition of Hemosphere's existing business this year and begin driving a meaningful acceleration of HeRO Graft growth beginning in 2013, and the financial impact of this transaction on our business. These risks and uncertainties include that we may not be able to effectively leverage our existing relationships and infrastructure to increase HeRO Graft sales. HeRO Graft sales are dependent on physician and patient acceptance, among other things, and competitors may be able to develop and successfully market competing products. As with most acquisitions, the successful integration of Hemosphere's business into ours may take longer and prove more costly than expected, and we may experience currently unforeseen difficulties related to the HeRO Graft product, the ability of our sales force to market HeRO Graft, and physician training and patient acceptance of HeRO Graft. If we experience problems that slow the integration of Hemosphere's business into our business, then we will not be able to drive meaningful acceleration of HeRO Graft growth as soon as 2013, if at all. We may also inherit unforeseen risks and uncertainties related to Hemosphere's business, particularly if the information received by CryoLife during the due diligence phase of this acquisition is incomplete or inaccurate. The expansion of the geographic footprint and acceleration of domestic growth for HeRO Graft sales may require the formation of new relationships and contracts, and there is no guarantee that we will be able to maintain existing HeRO Graft sales and/or expand into new territories. International sales growth is also dependent on physician and patient acceptance, along with international economic conditions, foreign exchange rates and regulatory approvals in various jurisdictions. The estimated worldwide market opportunity for HeRO Graft may be incorrect and the market opportunity may shrink due to factors beyond our control, including general economic conditions and government regulations. To the degree that the estimated worldwide market opportunity is correct, there is no guarantee that we will successfully penetrate and grow sales within this market. Sales growth via product enhancements will also be subject to regulatory approvals and physician and patient acceptance, as well as successful innovation within our research and development department. Even if we experience successful sales growth for HeRO Graft, our margins would be impacted if we experience increased costs related to the manufacturing and distribution of HeRO Graft. HeRO Graft may not continue to experience expanding reimbursement rates in the U.S., and if patients are not able to receive reimbursement from their insurance providers for this product, sales could be materially impacted. HeRO Graft may not continue to provide the anticipated medical benefits, including the reduction of infections in patients. If the medical profession and patients do not perceive HeRO Graft to be a safe and effective product, our sales would be materially impacted and we may experience lawsuits as a result. Our plans with respect to the financing of this transaction, the expected timing of the completion of this transaction, and the allocation of future resources to the development and growth of HeRO Graft sales are subject to change at the discretion of management based on CryoLife's business needs at the time. Any of these risks could cause the financial impact of the acquisition to be less advantageous than currently anticipated. Also, certain factors may delay or prevent the completion of this transaction, such as competing offers that may be made prior to the closing and the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit or delay the transaction. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2011. CryoLife does not undertake to update its forward-looking statements.

For additional information about the company, visit CryoLife's website: www.cryolife.com